Exhibit 99.1

Non-GAAP Financial Measures

NuStar Energy L.P. utilizes two financial measures, EBITDA from continuing operations and distributable cash flow from continuing operations, neither of which is defined in U.S. generally accepted accounting principles (“GAAP”).  Management uses these financial measures because they are widely accepted financial indicators used by investors to compare partnership performance.  In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the partnership’s assets and the cash that the business is generating.  Neither EBITDA from continuing operations nor distributable cash flow from continuing operations are intended to represent cash flows for the period, nor are they presented as an alternative to net income from continuing operations.  They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with GAAP.

The following is a reconciliation of NuStar Energy’s income (loss) from continuing operations to EBITDA from continuing operations:

	Year Ended December 31,
	2006	2007	2008	2009	2010	2011	2012
	(Dollars in thousands)
Income (loss) from continuing operations	$149,906	$150,298	$254,018	$224,875	$238,970	$211,487	$(178,132)
Plus interest expense, net	66,266	76,516	90,818	79,384	78,280	81,727	89,670
Plus income tax expense	5,861	11,448	11,006	10,531	11,741	16,713	22,494
Plus depreciation and amortization expense	100,266	114,293	135,709	145,743	153,802	166,589	165,021
EBITDA from continuing operations	$322,299	$352,555	$491,551	$460,533	$482,793	$476,516	$99,053
Plus asset and goodwill impairment loss (1)							266,000
Adjusted EBITDA from continuing operations							$365,053

(1) 2012 asset and goodwill impairment loss of $266 million related to asphalt operations.

The following is a reconciliation of NuStar Energy’s income (loss) from continuing operations to EBITDA from continuing operations and distributable cash flow from continuing operations:

	Three Months Ended June 30,
	2012	2013
	(Dollars in thousands, except per unit amounts)
Income (loss) from continuing operations	$(244,466)	$32,266
Plus interest expense, net	22,847	29,678
Plus income tax expense	16,276	4,174
Plus depreciation and amortization expense	43,926	46,662
EBITDA from continuing operations	(161,417)	112,780
Equity in loss (earnings) of joint ventures	(2,381)	10,128
Interest expense, net	(22,847)	(29,678)
Reliability capital expenditures	(5,244)	(11,725)
Income tax expense	(16,276)	(4,174)
Distributions from joint ventures	3,266	—
Other non-cash items (a)	253,098	(6,500)
Mark-to-market impact on hedge transactions (b)	(5,097)	(3,096)
Distributable cash flow from continuing operations	$43,102	$67,735
Less distributable cash flow from continuing operations attributable to noncontrolling interest	12	(88)
Less distributable cash flow from continuing operations available to general partner	11,598	12,766
Distributable cash flow from continuing operations available to limited partners	$31,492	$55,057
Weighted average limited partner units outstanding	70,756,078	77,886,078
Distributable cash flow from continuing operations per limited partner unit	$0.45	$0.71

(a)         Other non-cash items for 2013 relate to the reduction of the contingent consideration recorded in association with the December 2012 crude oil asset acquisition from TexStar Midstream Services, LP and certain of its affiliates.  The amount for 2012 primarily consists of $271.8 million of long-lived asset impairment charges mainly related to our asphalt operations, including fixed assets, goodwill and intangible assets.  The 2012 impairment charges were partially offset by an $18.7 million gain, net of tax, resulting from a legal settlement.

(b)         Distributable cash flow from continuing operations excludes the impact of unrealized mark-to-market gains and lossesthat arise from valuing certain derivative contracts, as well as the associated hedged inventory.  The gain or loss associated with these contracts is realized in distributable cash flow from continuing operations when the contracts are settled.

EBITDA in the following reconciliations relate to our business segments.  For purposes of segment reporting we do not allocate general and administrative expenses to our reported business segments because those expenses relate primarily to the overall management at the entity level.  Therefore, EBITDA reflected in the following reconciliations exclude any allocation of general and administrative expenses consistent with our policy for determining segmental operating income, the most directly comparable GAAP measure.

The following table reconciles operating income (loss) to EBITDA for our Fuels Marketing Segment, removing the historical financial information for our asphalt operations from the segment results:

	Year Ended December 31, 2012
	(Dollars in thousands)
	Fuels Marketing Operations	Asphalt Operations	Fuels Marketing Segment
Operating income (loss)	$12,999	$(309,784)	$(296,785)
Plus depreciation and amortization expense	115	11,138	11,253
EBITDA	$13,114	$(298,646)	$(285,532)

The following is a reconciliation of operating income to EBITDA for the Storage Segment:

	Year Ended December 31,
	2006	2007	2008	2009	2010	2011	2012
	(Dollars in thousands)
Operating income	$108,486	$114,635	$141,079	$171,245	$178,947	$193,395	$194,567
Plus depreciation and amortization expense	53,121	62,317	66,706	70,888	77,071	87,737	93,449
EBITDA	$161,607	$176,952	$207,785	$242,133	$256,018	$281,132	$288,016

The following is a reconciliation of operating income to EBITDA for the Pipeline Segment:

	Year Ended December 31,
	2006	2007	2008	2009	2010	2011	2012
	(Dollars in thousands)
Operating income	$122,714	$126,508	$135,086	$139,869	$148,571	$146,403	$158,590
Plus depreciation and amortization expense	47,145	49,946	50,749	50,528	50,617	51,165	52,878
EBITDA	$169,859	$176,454	$185,835	$190,397	$199,188	$197,568	$211,468